Board Presentation Project Avatar September 7, 2011 Strictly Private and Confidential

Disclaimer This document has been prepared by Citigroup Global Markets Inc. (“Citi”) for the exclusive use of the Board of Directors of América Móvil, S.A.B. de C.V. (“América Móvil” or “AMX”) in connection with the proposed acquisition by América Móvil of all of the shares of capital stock of Teléfonos de Mexico, S.A.B. de C.V. (“Telmex” or “TMX”) that are not owned, directly or indirectly, by América Móvil. We have prepared this document solely for informational purposes. You should not definitively rely upon it or use it to form the definitive basis for any decision, contract, commitment or action whatsoever, with respect to any proposed transaction or otherwise. You must hold this document and any oral information provided in connection with this document in strict confidence, and you may not communicate, reproduce, distribute or disclose it to any other person, or refer to it publicly, in whole or in part, at any time except with our prior written consent. If you are not the intended recipient of this document, please delete and destroy all copies immediately. We have prepared this document and the analysis contained in it based on assumptions and information obtained from América Móvil and other publicly available information. We have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us, and upon the assurances of the management of América Móvil that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. Our use of the assumptions and information contained herein does not imply that we necessarily agree with any of such assumptions and information. Neither we nor any of our affiliates or our or their respective officers, employees or agents make any representation or warranty, express or implied, in relation to the accuracy or completeness of the information contained in this document or any oral information provided in connection herewith, or any data it generates and accept no responsibility, obligation or liability (whether direct or indirect, in contract, tort or otherwise) in relation to any of such information. We and our affiliates and our and their respective officers, employees and agents expressly disclaim any and all liability which may be based on this document and any errors therein or omissions therefrom. Neither we nor any of our affiliates, or our or their respective officers, employees or agents, make any representation or warranty, express or implied, that any transaction has been or may be effected on the terms or in the manner stated in this document, or as to the achievement or reasonableness of future projections, management targets, estimates, prospects of returns, if any. Any views or terms contained herein are based on financial, economic, market and other conditions prevailing as of the date if this document and therefore subject to change. We undertake no obligation or responsibility to update any of the information contained in this document. Past performance does not guarantee or predict future performance. In connection with our preparation of this document, we reviewed certain publicly available research analyst financial forecasts relating to TMX as adjusted and extrapolated per the guidance of the management of América Móvil (“TMX Forecasts”). We have not been provided with access to internal financial forecasts of TMX or any financial forecasts for TMX prepared by América Móvil, and accordingly have utilized for purposes of our analysis, the TMX Forecasts. We have assumed that the TMX Forecasts represent América Móvil’s best currently available estimates and judgments with respect to the future financial performance of TMX and that TMX will perform substantially in accordance with such forecasts.

Disclaimer (Cont’d) With respect to the publicly available consensus research analysts estimates relating to América Móvil and other information and data relating to América Móvil and TMX (in addition to the TMX Forecasts) utilized in evaluating certain pro-forma financial effects of the proposed transaction on América Móvil, we have been advised by the management of América Móvil and we have assumed that such estimates and other information and data are a reasonable basis upon which to evaluate the future financial performance of América Móvil and TMX. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities of any person. We have assumed that the proposed transaction will be consummated in accordance with the terms described to us, without waiver, modification or amendment of any material term or condition and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the proposed transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on América Móvil, TMX or the proposed transaction (including the contemplated benefits thereof to América Móvil). The purpose of this document is to provide the recipient with an explanation of the basis upon which Cit is issuing a financial opinion letter in relation to the proposed transaction. This document should be read in conjunction with and is subject to the terms and qualifications of such financial opinion. This document supersedes any previous document or presentation delivered by Citi to the recipient in connection with the proposed transaction. This document and the information contained herein do not constitute an offer to sell or the solicitation of an offer to buy any security, nor do they constitute an offer or commitment to lend, syndicate or arrange financing, underwrite or purchase or act as an agent or advisor or in any other capacity with respect to any transaction or commit capital or to participate in any trading strategies, and do not constitute legal, regulatory, accounting or tax advice to the recipient. We recommend that the recipient seek independent third party legal, regulatory, accounting and tax advice regarding the contents of this document. This document is not a research report and was not prepared by the research department of Citi or any of its affiliates. Notwithstanding anything herein to the contrary, each recipient hereof (and their employees, representatives, and other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the US federal and state income tax treatment and tax structure of the proposed transaction and all materials of any kind (including opinions or other tax analyses) that are provided relating the tax treatment and tax structure. For this purpose, “tax structure” is limited to facts relevant to the U.S. federal and state income tax treatment of the proposed transaction and does not include information relating to the identity of the parties, their affiliates, their agents or advisors.

Transaction Overview

Background

- In June 2010, AMX acquired 99.44% of the shares of Carso Global Telecom ("CGT"), indirectly acquiring a 59.4%[1] stake in TMX and a 60.7% stake in Telmex Internacional S.A.B de C.V. ("TII")
  - Holders of CGT shares tendering into the AMX offer received AMX stock
  - AMX separately tendered for shares of TII, not owned by CGT (for either AMX shares or cash)
- AMX did not tender for TMX shares not owned by CGT

Current Corporate Structure



américa móvil
99.96%
Subject to Tender
at&t
Minority Float
CARSO GLOBAL TELECOM
8.46%
31.58%
59.96% (1)
TELMEX
To be Delisted

Proposed Transaction Terms

Offer	• AMX to tender for all capital stock of TMX it does not directly or indirectly own, including shares owned by AT&T and ADSs, each representing 20 TMX shares • Concurrent offers in the U.S. and Mexico for "A" shares, "L" shares, "AA" shares and ADSs • 13e-3 "going private" transaction
Calendar	• AMX announces its intention to make an offer and the Board approved the launching on 8/1/11 • AMX Board receives Fairness Opinion from independent third party on 9/7/11 • Expect to launch the offer for "A" shares, "L" shares, "AA" shares and ADSs in late September
Price	• MXP10.50 per share in cash and MXP210.00 per ADS • Tender for an aggregate of 7.21 bn shares (including ADSs) or approximately MXP76 bn (US$6.1 bn)[2]
Premium	• 10.6% premium over the MXP9.49 per share closing price of the "L" share on 7/29/11 • 11.1% premium over the weighted average price for the 30 calendar days immediately preceding the announcement
Tender Conditions	• Regulatory approvals, absence of MAE (including "prospects") and a market out[3] • No minimum acceptance condition • No financing condition
Appraisal Rights	• No
AT&T	• AT&T stated that it plans to tender its TMX shares

Source: Number of shares outstanding as of September 2, 2011 provided by AMX.
(1) CGT owned 59.4% of TMX at the time of the transaction in June 2010. AMX (due to TMX' repurchase program) has subsequently increase its ownership in TMX to 59.96%.
(2) Based on the September 2, 2011 exchange rate of MPX12.37 per 1 USD.
(3) Market out as defined in the offering documents.

3

citi

AMX Strategic Rationale Complete roll-up began last year – Utilize cash flow generated at AMX and TMX over the past year – Learned from TII experience Increasing integration of wireline and wireless networks – Wireless backhaul and data center investments TMX is the most complete fixed line network in Mexico today (incumbent) with MXP412 bn of gross PP&E (US$33 bn) (1) – Firm Value at the offer price of MXP252 bn (US$20 bn) Focused on capex efficiencies – Better coordinate builds / avoid duplication – More likely to hold spending constant and redeploy “savings” to projects which will improve the network depth and quality (e.g. customer speeds) Some opex savings likely over time – Headquarters / overhead (e.g. eliminate public reporting) – Customer care / distribution (e.g. one point of contact for customers) Eliminate public TMX minority shareholder considerations Accretive transaction – TMX has a 4.8% dividend yield at the offer price – AMX borrows at 2.5% (5 year) and 5.5% (30 year) or 1.6%—3.6% after-tax Source: AMX management and company filings. (1) MXP1.8 bn in investments in licenses and MXP410.2 bn in gross PP&E.

TMX Trading History TMX Price / Volume Analysis (“L” shares) (September 2, 2010 – September 2, 2011; MXP) Trading Averages (Pre-Announcement) (2) (Prices calculated using MXP closing prices; volume in mm) “L Shares” . “A Shares” VWAP Avg. Price Volume (3) VWAP Avg. Price Volume (3) 7/29/2011 9.49 — 3.63 9.15 — 0.00 5 days 9.31 9.33 6.04 9.12 9.17 0.00 10 Days 9.30 9.33 5.03 9.31 9.25 0.01 20 Days 9.41 9.44 4.56 9.39 9.37 0.01 30 Days 9.47 9.48 5.00 9.41 9.40 0.01 60 Days 10.21 9.94 7.76 10.17 9.89 0.01 90 Days 10.38 10.23 7.00 10.41 10.17 0.01 120 Days 10.43 10.33 7.00 10.62 10.25 0.02 Relative Share Price Performance (4) (September 2, 2010 – September 2, 2011; %) Latin America Source: Factset. Trading Averages chart utilizing prices up to July 29, 2011 to reflect closing prices in MXP 1 trading day prior to the announcement on August 1, 2011. (1) Represents an MXP closing price. (2) “AA” shares do not trade but can be converted into “L” shares. Additional information with respect to TMX capital stock located in the appendix. (3) Volume does not include ADS trading volumes. (4) Price changes calculated based on the currency in which each companies’ shares trade.

Post-Announcement Trading Performance & Analyst Reactions

Relative Share Price Performance [1]

(August 1, 2011 – September 2, 2011; %)



Market Indexes
Latam MSCI Index
8.3%
S&P 500
(8.8%)
Dow Jones
(12.2%)
Latin America
TELMEX
("L" Shares)
2.7%
4.1%
entel
5.8%
oi
(8.7%)
1.6%
TIM
1.3%
North America ILEC
BellAliant
(0.4%)
CenturyLink
(7.7%)
frontier
(2.8%)
windstream
3.0%

Research Analysts' Views – TMX

Itaú BBA — August 12, 2011
- "Considering AMX's recent tender offer for Telmex.... we see limited room for positive surprises that could trigger major pricing action, and recommend that investors tender their shares or sell them ahead of the offer."

UBS — August 1, 2011
- "We expected that a full tender would only come once Telmex obtained its pay-TV permit."
- "The price is broadly in line with our target, and valuation looks fair...[we] recommend to tender and use proceeds to buy America Movil."

Deutsche Bank — August 1, 2011
- "In our view, this deal will not change anything from a regulatory point of view as regulators in Mexico have always considered both companies as part of the same group...."
- "Operationally the closing of the capital of TMX and consolidation of the two companies makes a lot of sense because it should result in better coordination of wireline / wireless businesses, marginal cost reductions and eventual bundling of the services."

Research Analysts' Views – AMX

Itaú BBA — August 12, 2011
- "We also slightly reduce our capex to reflect potential synergies, creating an NPV of USD600 million."

UBS — August 2, 2011
- "We think this deal is accretive on a (cash) capital structure arbitrage basis."
- "We think the price is fair-to-cheap from an America Movil perspective...future consolidated cash flow can be enhanced by Telmex's generation, synergies, and financial management."

Morgan Stanley — August 1, 2011
- "The stake increase helps AMX optimize their capital structure. We estimate the deal would be 2 – 3% accretive to EPS, assuming no operational or fiscal synergies."

J.P.Morgan — August 1, 2011
- "Underleverage allowed an accretive transaction, as it will be a cash deal and AMX has ample room for the extra leverage.... EPS would increase by 1.9% [in 2012]."
- "... margins should increase once its subscriber base matures and therefore acquisition costs decrease. Furthermore, costs benefits from integration with TMX should help."

Source: Factset, as of September 2, 2011. Research Analysts reports.
(1) Price changes calculated based on the currency in which each companies' shares trade.

6

citi

Incumbent Wireline LatAm Operational Benchmarks Wireline LIS Line Loss (2010 vs. 2009 EOP) EBITDA / LIS, Opex / LIS & EBITDA Margin (2010 US$ / LIS; %) Wireline EBITDA Margin (%) 40.5 34.7 34.3 46.4 30.2 Wireline Revenue / LIS = Data (2010 US$ / LIS) = Voice & Other $871 $695 $724 $689 $683 $583 $453 $579 $498 $414 $271 $169 $175 $185 $111 TO CTC Telmex Telesp BR Telmar Wireline Capex / LIS (2010 US$ / LIS) 2011E TMX Capex of US$58 / line (1) or 10% of revenue $175 (1) $135 $62 $61 $48 TO CTC Telmex BR Telemar Telesp Wireline Capex / Wireline Rev (%) 8.2 8.5 8.9 23.3 15.5 Source: Company filings. Note: Telesp, Brasil Telecom and Telemar financial figures on a Net Revenue basis. Assumes Net Revenues are allocated on the same basis as Gross Revenues. When no specific wireline EBITDA or Opex was given, the blended margins were applied to wireline only revenues. Financial figures converted at spot FX rates as of September 2, 2011 as per Factset: MXP12.37 per 1USD, CLP460.45 per 1USD and BRL1.56 per 1USD. (1) Includes capex for Pay TV business. Company filings do breakout wireline capex versus other non-wireline capex.

Selected Comparable Companies

- The LatAm comps are integrated wireless and wireline companies (AMX, Entel, TIM, Telesp and Telemar)
- The U.S. and Canadian comparables are incumbent ILEC providers (CenturyLink, Frontier, Windstream and Aliant)
- TMX trades at low EBITDA - Capex multiples versus the comparables
  - EBITDA multiple at the offer price is below 3 of the 4 U.S. / Canadian comparables

Company	FV / 2011E EBITDA	FV / 2011E (EBITDA - Capex)	2011E P / E	2011E P / FCF	2011E Dividend Yield	11E-13E EBITDA CAGR
TELMEX (Pre - Announcement: MXP9.49 / "L" share) (1)	5.3x	7.0x	11.8x	7.3x	5.3%	(2.0%)
TELMEX (MXP10.50 / "L" share – Offer Price)	5.7	7.6	13.0	8.0	4.8	(2.0)
america movil	5.8x	9.3x	12.1x	12.1x	3.7%	5.6%
entel	5.2	12.2	12.4	19.7	5.5	4.6
TIM	5.1	11.4	19.2	19.5	1.7	7.8
	4.7	8.6	10.5	13.2	7.3	6.1
oi	4.2	9.1	9.5	8.4	8.7	3.1
windstream	6.4x	9.8x	20.0x	9.9x	8.0%	2.8%
frontier	5.9	8.7	32.6	8.1	10.3	(1.0)
CenturyLink	5.1	7.8	19.5	6.0	8.5	2.3
Bell Aliant	7.2	12.4	16.8	11.5	6.9	1.4

0.5% under the Accelerated Internet Case

Source: Company filings, Factset and Research Analysts reports.
Note: Multiples calculated in each companies' local currency. Market data as of September 2, 2011. Based on TMX Research Analysts views as adjusted and extrapolated per the guidance of AMX management. Citi has not been provided with access to internal forecasts of TMX or forecasts prepared by AMX, nor has Citi had access to TMX management.
(1) Closing price of Class "L" shares on July 29, 2011. Pre-announcement market value calculated as the July 29, 2011 closing prices of each share class as follows: MXP9.49 per "L" share x 9,814mm "L" shares outstanding + MXP9.15 per "A" shares x 376mm "A" shares outstanding + MXP9.49 per "AA" shares x 7,840mm "AA" shares outstanding.

8

citi

Research Analysts’ Price Targets for TMX Analysts’ 12-Month Share Price Targets (Pre—Announcement) (“L” shares in MXP, unless otherwise noted below) $11.30 $10.70 Current “L” Share Price: $10.20 MXP10.50 $10.00 $9.93 $9.93 $9.70 Broker Median: $8.45 $8.30 MXP9.82 $8.16 $7.00 $6.72 Recommendation: Neutral Underperform Neutral Sell Underweight Hold Under weight Under perform Sell Under perform Sell Date of Report: 7/19/2011 2/04/2011 7/19/2011 7/20/2011 7/19/2011 7/19/2011 7/19/20117/20/20117/19/20117/20/20116/6/20112/3/2011 Source: Research Analysts reports. Note: Excludes all research published on or after August 1, 2011. ADS price targets converted to “L” price targets using the exchange rates (listed below) based on the reports respective issuance date. (1) Target price of US$17.00/ADS; at MXP11.685 per 1 USD; 1 ADS = 20 “L” shares. (2) Target price of US$17.00/ADS; at MXP11.685 per 1 USD; 1 ADS = 20 “L” shares. (3) Target price of US$14.50/ADS; at MXP11.661 per 1 USD; 1 ADS = 20 “L” shares. (4) Target price of US$14.20/ADS; at MXP11.685 per 1 USD; 1 ADS = 20 “L” shares. (5) Target price of US$14.00/ADS; at MXP11.661 per 1 USD; 1 ADS = 20 “L” shares. (6) Target price of US$11.50/ADS; at MXP11.685 per 1 USD; 1 ADS = 20 “L” shares.

Selected Precedent Transactions

Implied Valuation Multiples
(x)



= FV / LTM EBITDA
= FV / (LTM EBITDA – LTM Capex)
Implied TMX "L" Share Price of MXP11.35
7.4x
5.7x
10.6x
5.1x
7.1x
5.4x
8.2x
5.0x

Target	Colom. Tel.	CTC	Telmex (Implied) [4]	Telesp (Implied) [6]
Acquiror	Telefonica	Telefonica	AMX	Vivo
Announcement Date:	Jul-06	Oct-08	Jan-10	Dec-10
Country	Colombia	Chile	Mexico	Brazil
% Voting Stake Acq.	50%+1	55.1%	--	--
Change of Control	Yes	Yes [2]	No	No
Implied FV (US$ mm)	$2,282 [1]	$2,575 [3]	$22,827 [5]	$16,365 [7]
Privatization	Yes	No	No	No
Incumbent	Yes	Yes	Yes	Yes
Local Telephony	Yes	Yes	Yes	Yes
Long Distance Tel.	Yes	Yes	Yes	Yes

Source: Company filings, Factset, newsruns, local regulatory filings and Research Analysts reports. CTC transaction involved an acquisition by a controlling shareholder. Telesp / Vivo and TMX / CGT transactions involved companies under common control.
(1) Colombia Telecom multiple assumes management fee valuation calculated as 7% of LTM EBITDA of USD400 mm multiplied by 5x and PV of lease payment obligation of approximately USD2,194 mm based on payment schedule disclosed by Telefonica.
(2) Although TEF owned less than 50% of the voting shares of CTC, TEF (by charter) could elect more than half of the Board of Directors.
(3) Value corresponding to price of CLP1,100 per Class A CTC share and CLP990 per Class B CTC share offered on October 13, 2008, when tender offer was extended from original period.
(4) TMX transaction corresponds to valuation of TMX implied from the price offered by AMX for CGT and TII (detailed in the appendix).
(5) Valuation assumes Minority Interest at CGT corresponding to TMX and TII valued at the same valuation as implied by the AMX tender offer for CGT (detailed in the appendix).
(6) Telesp transaction corresponds to valuation of Telesp implied from Vivo Participacoes exchange offer.
(7) Vivo Part. ON shares valued at mandatory tender offer price of BRL119.0 and PN shares valued at transaction announcement date price of BRL64.5.

10

Premiums Paid Analysis – Mexico (All Industries)

Acquisition of Equal to or More than 10%

Average premium paid in 6 transactions rolling up more than 10% is 14.7% based on closing prices 4 weeks prior to announcement and 9.0% based on closing prices 1 day prior to announcement. TMX "L" share closing price 1 day prior to announcement (7/29/11) was MXP9.49 and 4 weeks prior to announcement (7/1/2011) was MXP9.60 Implied TMX "L" Share Price of MXP11.35



4-Week Premium Paid
1-Day Premium Paid
1.0%
15.8%
1.4%
19.1%
14.9%
19.3%
15.3%
23.6%
19.2%
9.0%
1.9%
1.3%
4-Week Average: 14.7%
4-Week Average: 9.0%

Target	*Tubos de Acero*	*Hylsamex*	*Holcim*	*Bancomer*	*Grupo TMM*	*Telmex Int.*
Acquiror	*Tenaris*	*Shareholders*	*Holcim Ltd*	*BBVA*	*VEX*	*America Movil*
% Acquired	*42.7%*	*39.0%*	*24.5%*	*38.4%*	*45.9%*	*32.9%*
Date	Sep-02	Jan-04	Jan-04	Feb-04	Dec-09	Jan-10

Source: SDC and Deal Intelligence. Selected data for tender offers of a minority only. Excludes transactions where control was acquired as well as deals with unannounced premiums. Excludes deals that were announced but not completed. Excludes transactions where less than a 10% stake was acquired.

11

citi

TMX Research Analyst Case Reviewed certain publicly available research analysts’ financial forecasts relating to TMX as adjusted and extrapolated per the guidance of the management of AMX Assumes 3% per year access line declines and 500K internet net adds per year Assumes Revenue / line rises 1.5% per year due to data increases (offset by voice declines) Assumes EBITDA margins of 40% and Capex / Revenue of 10% MXP in Billions Parameter 2009 2010 2011 2012 2013 2016 Revenue 119 114 110 108 106 101 EBITDA 52 46 44 43 42 41 Net Interest (3) (3) (2) (2) (2) (1) Taxes (8) (8) (6) (6) (6) (7) Capex (10) (9) (11) (11) (11) (10) Other (3) 1 (1) (1) (1) (1) Recurring FCF 28 26 24 23 23 22 Earnings / Share MXP1.11 MXP0.85 MXP0.81 MXP0.82 MXP0.87 MXP1.00 Recurring FCF / Share 1.52 1.42 1.31 1.28 1.27 1.20 Dividend / Share — 0.49 0.50 0.50 0.50 0.50 Debt 103 75 68 68 68 68 Debt / EBITDA 2.0x 1.6x 1.5x 1.6x 1.6x 1.7x Source: Company filings and TMX Forecasts. Based on TMX Research Analysts views as adjusted and extrapolated per the guidance of AMX management. Note: Citi has not been provided with access to internal forecasts of TMX or forecasts prepared by AMX, nor has Citi had access to TMX management.

Accelerated Internet Case Reviewed certain publicly available research analysts’ financial forecasts relating to TMX as adjusted and extrapolated per the guidance of the management of AMX Potential upside facilitated by the capex rationalization associated with this transaction Assumes faster internet subscriber growth due to ongoing investment in the network – 1.5 mm net adds per year in 2013 – 2016 (900K in 2012) – No standalone DSL product Assumes same EBITDA margins (40%) and Capex / Revenue (10%) MXP in Billions Parameter 2011 2012 2013 2016 Revenue 110 109 111 127 EBITDA 44 44 45 51 Capex 11 11 11 13 Recurring FCF 24 23 24 28 Revenue — 1 5 26 EBITDA — 0 2 10 Capex — 0 1 3 Recurring FCF — 0 1 6 Accelerated Internet Case Difference Versus TMX Research Analyst Case Source: Company filings and TMX Forecasts. Based on TMX Research Analysts views as adjusted and extrapolated per the guidance of AMX management. Note: Citi has not been provided with access to internal forecasts of TMX or forecasts prepared by AMX, nor has Citi had access to TMX management.

TMX Forecast Projections’ Overview Revenue (MXP bn) Capex (MXP bn) EBITDA (MXP bn) Earnings per Share (MXP / Share) Source: TMX public filings and operational data based on TMX Research Analysts’ views as adjusted and extrapolated per the guidance from AMX management. TMX Research Analysts’ high and low estimates as per the TMX Research Analysts analysis in the appendix. TMX Research Analysts’ highs and lows estimates are not necessarily from the same research report. Note: Citi has not been provided with access to internal forecasts of TMX or forecasts prepared by AMX, nor has Citi had access to TMX management.

DCF Results Implied TMX Price per Share (MXP) TMX Research Analyst Case Terminal EBITDA Multiple Range 4.5x 5.0x 5.5x 6.0x 6.5x WACC Equity Value per Share as of December 31, 2011 9.0% 8.61 9.34 10.08 10.81 11.54 9.5% 8.41 9.13 9.84 10.56 11.27 10.0% 8.22 8.91 9.61 10.31 11.01 10.5% 8.02 8.71 9.39 10.07 10.75 11.0% 7.84 8.50 9.17 9.84 10.51 WACC Implied Perpetuity Growth Rate 9.0% (2.5%) (1.4%) (0.6%) 0.2% 0.8% 9.5% (2.0) (1.0) (0.1) 0.6 1.3 10.0% (1.6) (0.5) 0.4 1.1 1.7 10.5% (1.1) (0.1) 0.8 1.6 2.2 11.0% (0.7) 0.4 1.3 2.0 2.7 Implied Terminal 2016E EBITDA—Capex Multiple 6.0x 6.7x 7.3x 8.0x 8.7x Accelerated Internet Case Terminal EBITDA Multiple Range 4.5x 5.0x 5.5x 6.0x 6.5x WACC Equity Value per Share as of December 31, 2011 9.0% 10.83 11.75 12.66 13.58 14.49 9.5% 10.58 11.48 12.37 13.27 14.16 10.0% 10.34 11.22 12.09 12.97 13.84 10.5% 10.11 10.96 11.82 12.67 13.53 11.0% 9.88 10.71 11.55 12.38 13.22 WACC Implied Perpetuity Growth Rate 9.0% (2.6%) (1.5%) (0.7%) 0.1% 0.7% 9.5% (2.1) (1.1) (0.2) 0.5 1.2 10.0% (1.7) (0.6) 0.2 1.0 1.6 10.5% (1.2) (0.2) 0.7 1.5 2.1 11.0% (0.8) 0.3 1.2 1.9 2.6 Implied Terminal 2016E EBITDA—Capex Multiple 6.0x 6.7x 7.3x 8.0x 8.7x Note: Based on TMX Research Analysts’ views as adjusted and extrapolated per the guidance from AMX management. Citi has not been provided with access to internal forecasts of TMX or forecasts prepared by AMX, nor has Citi had access to TMX management.

Summary Valuation Results Implied TMX Price per Share (MXP) (MXP) FV / 2011E FV / 2011E Current Offer Price: EBITDA EBITDA—Capex MXP10.50 1) 52-Week 9.21 5.0x—5.8x 6.7x—7.8x High / Low 52-Week High / Low 11.22 2) Comparable Companies Comparables FV / FV / 2011E EITDA—Capex 9.80 11.63 5.3x—6.0x 7.0x—8.0x 11E EBITDA – Capex (7.0x – 8.0x) 3) Research Research Target Target Prices 6.72 11.30 4.0x—5.9x 5.3x—7.8x Prices (1) 4) Precedents Precedents FV / 2011 EBITDA 9.17 11.62 5.0x—6.0x 6.7x—8.0x FV / 2011E EBITDA (5.0x – 6.0x) 5) Precedent Precedent Premiums 10.44 11.39 Premiums(2) 5.5x—5.9x 7.3x—7.9x 6) DCF Analysis (TMX Analysis Research—Wall Street Case 8.71 10.56 4.8x—5.6x 6.4x—7.4x Analyst Case)(3) 7) DCF AnalysisDCF (Accelerated Analysis Internet—Wall Street 10.96 13.27 5.7x—6.7x 7.6x—8.9x Case)(3) Sensitivity 5.00 7.00 9.00 11.00 13.00 15.00 17.00 Source: Company filings, Factset, Bloomberg, SDC, TMX Forecasts as per the description located in the disclaimer section of this presentation. Note: Firm Value to Equity Value adjustments include estimated Debt of MXP67.7 bn, Cash of MXP11.4 bn, IUCS of MXP1.4 bn and Minority Interest of MXP0.3 bn as of December 31, 2011. (1) High and Low Research Analysts’ target prices taken prior to the August 1, 2011 announcement of the acquisition by AMX. (2) Based on a premium of 10% to 20% over the pre-announcement closing price of the “L” shares (MXP9.49) on July 29, 2011. (3) Based on a WACC range of 9.5%—10.5% (in MXP) and a Terminal Value EBITDA multiple range of between 5.0x – 6.0x. Assumes a valuation date of December 31, 2011. Based on TMX Research Analysts views as adjusted and extrapolated per the guidance of AMX management. Citi has not been provided with access to internal forecasts of TMX or forecasts prepared by AMX, nor has Citi had access to TMX management.

Pro-Forma Impact on AMX

Financial Impact to AMX – MXP10.50 per Share Cash Offer

EPS Accretion / Dilution (1)



Accelerated Internet Case
TMX Research Analyst Case
3.1%
3.5%
3.9%
3.0
3.0
3.0
2012
2013
2014

Levered FCF Accretion / Dilution (1)



7.4%
6.9%
6.8%
7.3
6.5
5.8
2012
2013
2014

Leverage Impact

Parameter (MXP bn)	AMX	Transaction	Pro-Forma
Debt (June 30, 2011)	304,158	75,800	379,958
2011E EBITDA	255,554	--	255,554
Debt / EBITDA	1.2x	--	1.5x
Cash (June 30, 2011)	87,460	--	87,460

Credit Research Analysts' Views

- *"The transaction is credit negative to the extent that it increases America Movil's leverage if it is funded with debt, as we think it will be, at least partially."*
- *"However, in bringing its one-time parent, known as Telmex, fully under its umbrella, America Movil will also boost cash flow and gain efficiencies in its dominant telecommunications network in Mexico."*
- *"If the deal were funded entirely with debt, America Movil's leverage, measured by adjusted debt to EBITDA, would rise to about 1.4x from 1.2x. We have identified leverage above 1.5x for an extended period of time as a potential negative rating factor and we think America Movil's credit profile would remain in line with its A2 rating, even if it funded the entire acquisition with debt."*
- *"The consolidation will simplify the structure of Mr. Slim's telecommunications interests, and allow for modest cost savings from the elimination of redundant operations and the delisting of Telmex shares."*

Moody's Investors Service — August 8, 2011 (A3 Stable)

- *"We are affirming our 'A-' global scale local and foreign currency corporate credit ratings on America Movil and Telmex."*
- *"The stable outlook reflects that despite the acquisition, we expect the company's financial risk profile to remain modest because of its exceptional liquidity and strong free cash flow generation."*
- *Still, we expect that management will moderate share buybacks (especially for Telmex), dividend payments, capital expenditures, and debt-financed acquisitions in a manner that keeps AMX's fully adjusted debt-to-EBITDA ratio at less than 2.0x."*
- *"If the transaction is financed entirely with debt, we estimate that AMX's adjusted consolidated total debt to EBITDA could rise to 1.7x. However, given pro forma free operating cash flow of approximately MXP$115,000 million for year end, AMX could quickly reduce debt to reach a total debt to EBITDA of 1.5x while preserving its current liquidity Position...."*

Standard & Poor's — August 3, 2011 (A- Stable)

Source: Company filings, Factset, Moody's and S&P. Based on TMX Research Analysts views as adjusted and extrapolated per the guidance of AMX management. Based on Research Analysts reports for TMX, adjusted and extrapolated per the guidance of AMX management, and utilizing the median of publicly available research estimates relating to AMX to calculate pro-forma financial effects of the proposed transaction. Citi has not been provided with access to internal forecasts of TMX or forecasts prepared by AMX, nor has Citi had access to TMX management.

(1) Accretion / Dilution metrics do not include one-time expenses (e.g. cost to achieve synergies).

17

citi

Appendix

A. Additional Comparable Company and Precedent Transaction Analysis

North American Wireline Operational Benchmarks Wireline LIS Line Loss (2010 vs. 2009 EOP) Internet / Wireline LIS (%) Verizon 39.3 85.3 36.8 32.3 37.3 30.3 32.4 32.9 EBITDA / LIS, Opex / LIS & EBITDA Margin (2010 US$ / LIS; %) = Opex / Line = EBITDA / Line Wireline EBITDA Margin (%) 51.4 55.7 51.6 51.3 Wireline Revenue / LIS = Data (2010 US$ / LIS) = Voice & Other Wireline Capex / LIS (2010 US$ / LIS) Wireline Capex / Wireline Rev (%) 14.2 12.3 11.6 17.7 Source: Company filings. Bell Aliant financial figures converted at spot FX rates as of September 2, 2011 as per Factset: CAD0.98 per 1USD. (1) Adjusted to exclude Product Distribution, and revenues and EBITDA from Nuvox and Hosted Solutions. (2) Adjusted to exclude Directories (assumes EBITDA margins of 60%). (3) Adjusted to exclude Fiber / CLEC (assumes EBITDA margins of 20%). (4) Wireline EBITDA and capex proportional to business segment revenues. (5) Adjusted to exclude Product Distribution. Pro forma for FY operating metrics of businesses acquired throughout 2010.

Selected Comparable Companies 0.5% under the Accelerated Internet Case FV / 2012E FV / 2012E 2012E 2012E 2012E 11E-13E EBITDA Company EBITDA (EBITDA—Capex) P / E P / FCF Dividend Yield CAGR Telmex (pre-ann. (Pre—)Announcement: 5.4x 7.2x 11.6x 7.4x 5.3% (2.0%) MXP9.49 / “L” share)(1) Telmex (MXP10.50 / “L” 5.8 7.8 12.8 8.2 4.8 (2.0) share – Offer Price) America Movil 5.4x 8.5x 10.9x 12.2x 5.6% 5.6% Entel 5.1 11.7 12.5 16.2 6.0 4.6 TIM 4.7 9.7 15.3 13.9 2.5 7.8 Telesp 4.4 8.0 9.4 12.7 9.2 6.1 OI (Telemar) 4.0 7.7 7.0 4.1 11.4 3.1 Windstream 6.2x 9.1x 16.4x 8.8x 8.0% 2.8% Frontier 5.7 7.9 23.5 7.7 10.3 (1.0) CenturyLink 5.0 7.5 18.1 5.5 8.5 2.3 Bell Aliant 7.3 12.5 18.5 11.5 6.9 1.4 Source: Company filings, Factset and Research Analysts reports. Note: Multiples calculated in each companies’ local currency. Market data as of September 2, 2011. Based on TMX Research Analysts views as adjusted and extrapolated per the guidance of AMX management. Citi has not been provided with access to internal forecasts of TMX or forecasts prepared by AMX, nor has Citi had access to TMX management. (1) Closing price of Class “L” shares on July 29, 2011. Pre-announcement market value calculated as the July 29, 2011 closing prices of each share class as follows: MXP9.49 per “L” share x 9,814mm “L” shares outstanding + MXP9.15 per “A” shares x 376mm “A” shares outstanding + MXP9.49 per “AA” shares x 7,840mm “AA” shares outstanding.

Other Selected Comparable Companies FV / 11E FV / 2011E 2011E 2011E 2011E 11E-13E EBITDA Company EBITDA (EBITDA—Capex) P / E P / FCF Dividend Yield CAGR BCE 6.6x 11.4x 12.8x 13.2x 5.1% 3.2% Telus 6.5 12.3 14.2 14.9 4.1 4.2 Verizon 5.8 12.2 16.3 19.8 5.5 3.0 AT&T 5.2 9.7 11.8 14.0 6.1 1.7 FV / 12E FV / 2012E 2012E 2012E 2012E 11E-13E EBITDA Company EBITDA (EBITDA—Capex) P / E P / FCF Dividend Yield CAGR BCE 6.4x 10.6x 12.2x 12.4x 5.5% 3.2% Telus 6.2 11.2 13.2 13.7 4.5 4.2 Verizon 5.4 10.2 13.6 14.5 5.7 3.0 AT&T 5.0 8.9 11.0 12.7 6.3 1.7 Source: Company filings, Factset and Research Analysts reports. Note: Multiples calculated in each companies’ local currency. Market data as of September 2, 2011.

Additional Comparables Valuation Information

Company	Share Price (Local Currency)	Share Price (US$)	Equity Value (US$)	Firm Value (US$)
TELMEX (Pre - Announcement: MXP9.49 / "L" share)[1]	9.49	$0.77	$13,817	$18,871
TELMEX (MXP10.50 / "L" share – Offer Price)	10.50	0.85	15,299	20,353
america movil	15.44	$1.25	$97,956	$118,870
entel	9,911	21.54	5,094	5,691
TIM	9.45	5.79	12,829	14,061
TELESP	49.30	30.19	32,968	34,989
oi	20.00	12.25	5,897	24,205
windstream	12.52	$12.52	$7,299	$16,014
frontier	7.25	7.25	7,215	15,188
CenturyLink	34.15	34.15	21,052	41,967
at&t	28.05	28.05	166,224	223,486
verizon	35.56	35.56	100,670	138,539
BellAliant	27.59	28.15	6,457	9,837
BCE	38.94	39.73	30,976	42,854
TELUS	53.90	54.99	18,004	25,355

Source: Company filings, Factset and Research Analysts reports. Market data as of September 2, 2011. Note: Share prices, Equity Values and Firm Values converted at the following exchange rates as of September 2, 2011 per Factset: MXP12.37 per 1USD, CLP460.45 per 1USD, BRL1.56 per 1USD, CAD0.98 per 1USD.

(1) Closing price of Class "L" shares on July 29, 2011. Pre-announcement market value calculated as the July 29, 2011 closing prices of each share class as follows: MXP9.49 per "L" share x 9,814mm "L" shares outstanding + MXP9.15 per "A" shares x 376mm "A" shares outstanding + MXP9.49 per "AA" shares x 7,840mm "AA" shares outstanding.

21

citi

AMX / TMX Transaction Multiple Detail

#1 Value Paid for CGT

AMX Exchange Ratio Offered	**2.047**
AMX Closing Share Price (1/12/10)	31.75
Implied CGT Share Price	65.00
CGT Shares Outstanding	3,482
Implied Equity Value for CGT	226,331
(+) Debt	**157,291**
(+) Minority Interest	167,604
(-) Invest. in Uncons. Subs.	(10,445)
(-) Cash	(18,037)
Firm Value of CGT	522,744
Financials	
LTM EBITDA	74,537
LTM Capex	31,034
Multiples	
FV / LTM EBITDA	7.0x
FV / LTM EBITDA - Capex	12.0

#2 Value Paid for TII

AMX Exchange Ratio	**0.373**
AMX Closing Share Price (1/12/10)	31.75
Implied TII Share Price	11.84
TII Shares Outstanding	18,012
Implied Equity Value	213,310
(+) Net Debt & Adjustments	**16,850**
Firm Value of TII	230,160
Financials	
LTM EBITDA	20,533
LTM Capex	15,930
Multiples	
FV / LTM EBITDA	11.2x
FV / LTM EBITDA - Capex	50.0

Minority Interest Valuation

	TMX	TII
Number of Shares Owned by CGT	**10,810**	**10,937**
% Owned by CGT	59.4%	60.7%
Minority Stake (1-CGT)	40.6%	39.3%
Number of Minority Shares Outstanding	7,382	7,075
Offer Price for TII	11.35	11.84
Minority Stake Value	83,818	83,786
Total minority Value	--	167,604

#3 Implied Valuation of TMX

Firm Value of CGT	522,744
(-) Firm Value of TII	(230,160)
Implied Firm Value for Telmex	292,584
(+) Net Debt & Adjustments	**(86,023)**
Implied Equity Value	206,562
TMX Shares Outstanding	**18,192**
Implied Price per Share	*11.35*
Financials	
LTM EBITDA	53,830
LTM Capex	12,523
Multiples	
FV / LTM EBITDA	5.4x
FV / LTM EBITDA - Capex	7.1

22
Source: Company filings, Factset, newsruns, local regulatory filings and Research Analysts reports.

citi

US Wireline Precedent Transactions

Acquiror / Target	Date Announced	Financial Info Year [m]	Firm Value ($bn)	ILEC Rev / Line	Access Lines	ILEC EBITDA Margin	ILEC FV Multiples: Access Lines	ILEC FV Multiples: EBITDA	ILEC FV Multiples: EBITDA - Capex	ILEC FV Multiples: EBITDA + Synergies	Target Consideration
CenturyLink / Qwest [a]	04/10	2010	$22.4	$956	10,916	41%	$2,052	4.7x	7.8x	4.2x	All Stock
Windstream / Iowa Telecommunications [b]	11/09	2010	$1.1	$1,286	214	47%	$5,272	7.7x	10.7x	6.1x	Cash / Stock
Windstream / Lexcom	09/09	2008	$0.1	$1,913	23	55%	$6,130	5.9x	--	4.9x	All Cash
FTR / Verizon SpinCo	05/09	2009	$8.6	$919	4,498	44%	$1,907	4.7x	6.0x	3.7x	All Stock
Windstream / D&E	05/09	2009	$0.3	$904	164	43%	$2,016	5.2x	7.2x	3.7x	Cash / Stock
CenturyTel / Embarq	10/08	2008	$11.6	$948	6,009	47%	$1,927	4.3x	5.9x	3.9x	All Stock
Consolidated / North Pittsburgh [c]	07/07	2007	$0.3	$751	128	36%	$2,195	7.6x	13.5x	5.8x	Cash / Stock
Windstream / CT Communications [d]	05/07	2007	$0.6	$606	158	41%	$3,703	10.9x	33.3x	6.2x	All Cash
Fairpoint / Verizon NE	01/07	2005	$2.7	$804	1,500	36%	$1,810	6.3x	10.2x	5.4x	All Stock
CenturyTel / Madison River [e]	12/06	2006	$0.8	$1,028	176	55%	$4,715	8.4x	10.5x	7.2x	All Cash
Citizens / Commonwealth [f]	09/06	2006	$1.2	$852	275	59%	$3,423	6.7x	8.4x	5.5x	Cash / Stock
Alltel / Valor [g]	12/05	2005	$1.9	$960	525	54%	$3,636	7.0x	9.0x	6.1x	All Stock
Quadrangle / Ntelos (ILEC) [h]	01/05	2004	$0.2	$1,555	37	67%	$6,212	6.0x	8.6x	--	All Cash
Carlyle / VZ Hawaii [i] [j]	05/04	2004	$1.6	$755	702	34%	$2,281	7.2x	11.2x	--	All Cash
Consolidated / TXU [k]	01/04	2003	$0.5	$1,156	169	31%	$3,128	8.6x	12.3x	7.2x	All Cash
D&E / Conestoga (PA ILEC) [l]	11/01	2001	$0.3	$628	84	65%	$4,058	6.1x	9.2x	5.2x	Cash / Stock

(a) Multiples adjusted for $1.7bn PV of NOLs.
(b) Includes $35mm of announced opex and capex synergies (break-down not disclosed). Acquisition multiple is adjusted for $130mm of tax assets and $17mm of spectrum license value.
(c) Analysis assumes wireless cash flows valued at 8.0x. Includes CLEC.
(d) Assumes wireless stripped out at 8.5x 2007E EBITDA. Directories, CLEC and Greenfield stripped out at 8.5x, 5.5x, and 9.0x 2007E EBITDA, respectively.
FV / EBITDA-Capex and FV / UFCF based on adjusted capex (10% of revenues) are 17.2x and 27.8x, respectively.
(e) LTM Multiples and estimates for consolidated company.
(f) Implied ILEC multiples assume CLEC valued at ILEC multiple and the Directories valued at 8.0x 2006E EBITDA. ILEC Revenue / Line 1H annualized and adjusted to assume CTE second line penetration equal to that of CZN (7.5%). CLEC financials based on historicals and research.
(g) Firm value and access lines for Valor only
(h) Implied ILEC multiples assuming wireless was valued at 7.5x 2004 EBITDA and the CLEC was valued at 5.0x 2004 EBITDA.
(i) Implied ILEC multiples assuming Directories were valued at 8.0x 2004 EBITDA and the step-up was valued at $91mm.
(j) Based on Carlyle pro forma, the multiples declined to 6.0x, 8.6x, and 11.4x.
(k) Based on Consolidated pro forma, the multiples declined to 7.2x, 9.6x, and 13.2x.
(l) Implied ILEC multiples assuming wireless was valued at the subsequent sale price and the CLEC was valued at $70mm (Jefferies' estimate in its fairness opinion).
(m) Forward-looking year-end metrics used for multiple calculations (May 2009 deal uses full-year 2009 estimates), except for Windstream/Lexcom and Windstream/Q-Comm

23 Source: Company filings, Factset, newsruns, local regulatory filings and Research Analysts reports.

citi

B. TMX Research Analyst Benchmarking

TMX Research Analyst Benchmarking TMX Forecasts Lines in Service (000’s) Internet Accounts (‘000s) TMX Research Analyst Detail Lines in Service (000’s) Date 2011E 2012E 2013E 2014E 2015E UBS 08/01/11 —Morgan Stanley 03/09/11 15,357 15,127 14,976 14,826 14,677 JP Morgan 07/19/11 15,376 15,145 14,918 14,694 —Goldman Sachs 07/19/11 —Credit Suisse 07/19/11 15,501 15,439 15,393 — Citi (1) 06/06/11 —Barclays 02/03/11 15,316 15,041 —Itau 08/12/11 15,106 14,666 14,268 13,910 13,588 BTG Pactual 07/20/11 — Research Analyst Mean 15,331 15,084 14,889 14,477 14,133 Internet Accounts (‘000s) Date 2011E 2012E 2013E 2014E 2015E UBS 08/01/11 —Morgan Stanley 03/09/11 8,095 8,662 9,008 —JP Morgan 07/19/11 8,183 8,674 9,108 9,472 —Goldman Sachs 07/19/11 —Credit Suisse 07/19/11 —Citi 06/06/11 —Barclays 02/03/11 8,089 8,589 —Itau 08/12/11 8,147 8,858 9,538 10,183 10,768 BTG Pactual 07/20/11 — Research Analyst Mean 8,129 8,696 9,218 9,828 10,768 Source: Company filings and Research Analysts reports. Note: Research projections not available after 2015. Based on TMX Research Analysts views as adjusted and extrapolated per the guidance of AMX management. Citi has not been provided with access to internal forecasts of TMX or forecasts prepared by AMX, nor has Citi had access to TMX management.

TMX Research Analyst Benchmarking (Cont'd)

TMX Forecasts

Revenue
(MXP bn)


130.0
120.0
110.0
100.0
90.0
110.3
109.0
111.3
116.4
121.8
110.3
107.8
105.9
104.2
102.8
2011E
2012E
2013E
2014E
2015E
TMX Research Analyst Case
Accelerated Internet Case

EBITDA
(MXP bn)


50.0
45.0
40.0
35.0
44.1
43.6
44.5
46.6
48.7
44.1
43.1
42.4
41.7
41.1
2011E
2012E
2013E
2014E
2015E
TMX Research Analyst Case
Accelerated Internet Case

TMX Research Analyst Detail

Revenue
(MXP bn)

	Date	2011E	2012E	2013E	2014E	2015E
UBS	**08/01/11**	**110.0**	**108.2**	107.0	--	--
Morgan Stanley	03/09/11	110.4	108.0	106.1	--	--
JP Morgan	07/19/11	108.3	105.0	103.1	101.2	--
Goldman Sachs	07/19/11	111.4	111.6	111.4	--	--
Credit Suisse	07/19/11	109.0	107.3	105.6	--	--
Citi (1)	06/06/11	117.3	117.8	110.9	--	--
Barclays	02/03/11	110.8	109.4	NA	--	--
Itau	08/12/11	109.5	106.8	104.8	103.6	102.8
BTG Pactual	07/20/11	110.1	108.9	108.0	--	--
Research Analyst Mean		**110.8**	**109.2**	**107.1**	**102.4**	**102.8**

EBITDA
(MXP bn)

	Date	2011E	2012E	2013E	2014E	2015E
UBS	**08/01/11**	**43.3**	**42.2**	41.7	--	--
Morgan Stanley	03/09/11	43.3	42.0	41.0	--	--
JP Morgan	07/19/11	42.1	39.3	37.6	36.4	--
Goldman Sachs	07/19/11	43.6	42.9	41.6	--	--
Credit Suisse	07/19/11	44.0	42.0	40.8	--	--
Citi (1)	06/06/11	48.9	51.8	47.7	--	--
Barclays	02/03/11	42.1	39.5	NA	--	--
Itau	08/12/11	44.0	42.6	41.8	41.3	41.0
BTG Pactual	07/20/11	44.5	43.5	43.0	--	--
Research Analyst Mean		**44.0**	**42.9**	**41.9**	**38.9**	**41.0**

Source: Company filings and Research Analysts reports.
Note: Research projections not available after 2015. Based on TMX Research Analysts views as adjusted and extrapolated per the guidance of AMX management. Citi has not been provided with access to internal forecasts of TMX or forecasts prepared by AMX, nor has Citi had access to TMX management.
(1) Citi research based on USD figures translated into MXP at MXP12.37 per 1USD.

25
citi

TMX Research Analyst Benchmarking (Cont’d) TMX Forecasts Capex / Revenues (%) TMX Research Analyst Case Accelerated Internet Case Net Income (MXP bn) TMX Research Analyst Case Accelerated Internet Case TMX Research Analyst Detail Capex / Revenues (%) Date 2011E 2012E 2013E 2014E 2015E UBS 08/01/11 9.4% 9.5% 9.5% — —Morgan Stanley 03/09/11 9.4 9.6 8.6 — —JP Morgan 07/19/11 9.2 9.2 8.8 9.2 —Goldman Sachs 07/19/11 11.7 10.0 10.0 — —Credit Suisse 07/19/11 9.9 10.3 10.6 — —Citi (1) 06/06/11 9.0 10.0 10.0 — —Barclays 02/03/11 9.4 9.4 NA — —Itau 08/12/11 10.0 10.0 10.0 10.0 9.5 BTG Pactual 07/20/11 9.5 10.0 10.0 — — Research Analyst Mean 9.7% 9.8% 9.7% 9.6% 9.5% Net Income (MXP bn) Date 2011E 2012E 2013E 2014E 2015E UBS 08/01/11 14.2 14.3 14.5 — —Morgan Stanley 03/09/11 14.8 14.6 14.6 — —JP Morgan 07/19/11 14.5 12.7 12.6 12.6 —Goldman Sachs 07/19/11 14.9 15.5 15.7 — —Credit Suisse 07/19/11 15.5 15.5 15.4 — —Citi (1) 06/06/11 17.0 20.1 18.8 — —Barclays 02/03/11 14.3 13.4 NA — —Itau 08/12/11 14.3 14.9 15.3 15.8 16.3 BTG Pactual 07/20/11 14.6 15.3 16.7 — — Research Analyst Mean 14.9 15.1 15.4 14.2 16.3 Source: Company filings and Research Analysts reports. Note: Research projections not available after 2015. Based on TMX Research Analysts views as adjusted and extrapolated per the guidance of AMX management. Citi has not been provided with access to internal forecasts of TMX or forecasts prepared by AMX, nor has Citi had access to TMX management. (1) Citi research based on USD figures translated into MXP at MXP12.37 per 1USD.

TMX Research Analyst Benchmarking (Cont'd)

TMX Forecasts

Earnings per Share (MXP / Share)



1.50
1.30
1.10
0.90
0.70
0.50
0.81
0.84
0.95
1.10
1.20
0.81
0.82
0.87
0.92
0.96
2011E
2012E
2013E
2014E
2015E
TMX Research Analyst Case
Accelerated Internet Case

Unlevered FCF per Share (MXP / Share)



1.60
1.50
1.40
1.30
1.20
1.10
1.35
1.32
1.34
1.39
1.45
1.35
1.31
1.28
1.26
1.22
2011E
2012E
2013E
2014E
2015E
TMX Research Analyst Case
Accelerated Internet Case

TMX Research Analyst Detail

Earnings per Share (MXP / Share)

	Date	2011E	2012E	2013E	2014E	2015E
UBS	**08/01/11**	**0.79**	**0.80**	0.83	--	--
Morgan Stanley	03/09/11	0.82	0.81	0.81	--	--
JP Morgan [1]	07/19/11	0.81	0.73	0.73	0.73	--
Goldman Sachs [1]	07/19/11	0.82	0.86	0.87	--	--
Credit Suisse	07/19/11	0.85	0.81	0.85	--	--
Citi [2]	06/06/11	0.94	1.14	1.09	--	--
Barclays	02/03/11	0.79	0.75	--	--	--
Itau [3]	08/12/11	0.79	0.83	0.85	0.87	0.90
BTG Pactual	07/20/11	0.81	0.85	0.94	--	--
Research Analyst Mean		0.82	0.84	0.87	0.80	0.90

Unlevered FCF per Share [4] (MXP / Share)

	Date	2011E	2012E	2013E	2014E	2015E
UBS	**08/01/11**	**1.17**	**1.16**	1.15	--	--
Morgan Stanley	03/09/11	1.35	1.30	1.34	--	--
JP Morgan	07/19/11	1.45	1.26	1.18	--	--
Goldman Sachs	07/19/11	1.22	1.32	1.26	--	--
Credit Suisse	07/19/11	1.19	1.11	1.09	--	--
Citi	06/06/11	1.61	1.65	1.50	--	--
Barclays	02/03/11	1.34	1.23	--	--	--
Itau	08/12/11	--	--	--	--	--
BTG Pactual	07/20/11	1.47	1.37	1.34	--	--
Research Analyst Mean		1.35	1.30	1.27	--	--

Source: Company filings and Research Analysts reports.

Note: Research projections not available after 2015. Based on TMX Research Analysts views as adjusted and extrapolated per the guidance of AMX management. Citi has not been provided with access to internal forecasts of TMX or forecasts prepared by AMX, nor has Citi had access to TMX management.

(1) Based on MXP earnings per ADS multiplied by the ADS / "L" share ratio of 20 "L" shares to 1 ADS.

(2) Citi research based on USD figures translated into MXP at MXP12.37 per 1USD.

(3) Based on Net Income figures reported divided by 18,029.5 mm shares outstanding.

(4) UFCF per share calculated as NOPAT plus D&A minus Net Change in Working Capital minus Capex divided by 18,029.5 mm shares.

27

C. TMX WACC Analysis

WACC Calculation—TMX WACC Calculation In U.S. Dollars Cost of Equity Low Mid High Asset Beta (Median) 0.45 0.55 0.65 Debt Beta 0.00 0.00 0.00 Debt/Capitalization (Median) 35.0% 30.0% 25.0% Effective Marginal Tax Rate (1) 35.2% 35.2% 35.2% Relevered Equity Beta 0.61 0.70 0.79 Equity Market Risk Premium 5.0% 6.0% 7.0% Adjusted Equity Market Risk Premium 3.0% 4.2% 5.5% U.S. Risk Free Rate (30 Year U.S. Treasury) (2) 3.3% 3.3% 3.3% Mexico Political Risk Premium (3) 2.0% 2.3% 2.5% Cost of Equity 8.4% 11.3% Cost of Debt U.S. Risk Free Rate (10 Year U.S. Treasury) 2.0% 2.0% 2.0% Credit Spread (4) 4.6% 4.6% 4.6% Cost of Debt (Pretax) 6.6% 6.6% Cost of Debt (After-tax) 4.3% 0.0% 4.3% WACC (US$) 6.9% 9.6% Avg. Mexico Inflation 2010—2020>> 4.27% 4.27% Avg. U.S. Inflation 2010—2020>> 2.35% 2.35% Inflation Differential 1.92% 1.92% Impact on WACC 1.68% 1.75% WACC (MXP) 8.6% 11.3% Asset Beta Calculation Adjusted Market Equity Beta Debt Beta Leverage Asset Beta Latin America Comparables Telesp 0.53 0.00 10.0 0.49 America Movil 0.92 0.00 20.1 0.79 OI (Telemar) 0.82 0.00 77.1 0.26 Entel 0.64 0.00 11.1 0.58 TIM 0.88 0.30 13.6 0.82 Median 0.82 0.00 13.6% 0.58 Mean 0.76 0.06 26.4 0.59 US and Canadian Comparables Bell Aliant 0.59 0.00 32.5 0.44 CenturyLink 0.77 0.00 50.5 0.48 Frontier 0.95 0.30 53.5 0.69 Windstream 0.90 0.30 54.7 0.65 Median 0.83 0.15 52.0% 0.56 Mean 0.80 0.15 47.8 0.56 Total Median 0.82 0.00 32.5% 0.58 Total Mean 0.78 0.10 35.9 0.58 TMX 0.64 0.00 26.4% 0.52 Source: Bloomberg. (1) Based on an expected long-term employee profit sharing rate of 10% and a subsequent statutory tax rate of 28%. (2) U.S. Risk Free Rates as of September 2, 2011. (3) Measure of political risk for Mexico not captured in cash flow projections or market risk. (4) Based on current TMX indebtedness and recent debt issuances.

WACC Research Analyst Benchmarks WACC in USD WACC in MXP 7/19/2011 7/19/2011 6/6/2011 7/19/2011 7/19/2011 7/19/2011 7/19/2011 6/6/2011 7/19/2011 7/19/2011 Source: Research Analyst reports and Factset. (1) Based in MXP. Implied WACC in USD calculated based on a 1.9% inflation differential between Mexico and the United States. (2) Based in USD. Implied WACC in MXP calculated based on a 1.9% inflation differential between Mexico and the United States.

D. Accretion / Dilution Analysis Backup

Detailed Accretion / Dilution Analysis (TMX Research Analyst Case) EPS Accretion / Dilution Analysis (MXP bn, except per share data) 2012E 2013E 2014E TMX Net Income (40.04%) 5,923 6,268 6,646 Less: Interest Expense on MXP76 bn (at 5.5%) (4,169) (4,169) (4,169) Marginal Tax Rate 37.0% 36.1% 35.2% Plus: Tax Benefit from Interest Expense 1,543 1,505 1,467 Equals: Net Income Impact 3,296 3,604 3,944 AMX Weighted Average Shares 78,504 78,504 78,504 EPS Impact 0.04 0.05 0.05 AMX Net Income 111,623 119,279 133,138 AMX EPS 1.42 1.52 1.70 Accretion 3.0% 3.0% 3.0% Check 0.0 (0.0) (0.1) Levered FCF Accretion / Dilution Analysis (MXP bn, except per share data) 2012E 2013E 2014E TMX FCF (40.04%) 9,273 9,135 9,023 Less: Interest Expense on MXP76 bn (at 5.5%) (4,169) (4,169) (4,169) Marginal Tax Rate 37.0% 36.1% 35.2% Plus: Tax Benefit from Interest Expense 1,543 1,505 1,467 Equals: FCF Impact 6,647 6,471 6,322 AMX Weighted Average Shares 78,504 78,504 78,504 FCF / Share 0.08 0.08 0.08 AMX FCF 100,400 109,432 117,386 AMX FCF / Share 1.28 1.39 1.50 AMX Proportionate FCF / Share 1.16 1.28 1.38 Accretion 7.3% 6.5% 5.8% Source: Company filings and Factset. Based on Research Analysts reports for TMX, adjusted and extrapolated per the guidance of AMX management, and utilizing the median of publicly available research estimates relating to AMX to calculate pro-forma financial effects of the proposed transaction. Citi has not been provided with access to internal forecasts of TMX or forecasts prepared by AMX, nor has Citi had access to TMX management.

Detailed Accretion / Dilution Analysis (Accelerated Internet Case) EPS Accretion / Dilution Analysis (MXP bn, except per share data) 2012E 2013E 2014E TMX Net Income (40.04%) 6,042 6,825 7,918 Less: Interest Expense on MXP76 bn (at 5.5%) (4,169) (4,169) (4,169) Marginal Tax Rate 37.0% 36.1% 35.2% Plus: Tax Benefit from Interest Expense 1,543 1,505 1,467 Equals: Net Income Impact 3,416 4,161 5,216 AMX Weighted Average Shares 78,504 78,504 78,504 EPS Impact 0.04 0.05 0.07 AMX Net Income 111,623 119,279 133,138 AMX EPS 1.42 1.52 1.70 Accretion 3.1% 3.5% 3.9% Check 0.0 (0.0) (0.2) Levered FCF Accretion / Dilution Analysis (MXP bn, except per share data) 2012E 2013E 2014E TMX FCF (40.04%) 9,364 9,562 10,003 Less: Interest Expense on MXP76 bn (at 5.5%) (4,169) (4,169) (4,169) Marginal Tax Rate 37.0% 36.1% 35.2% Plus: Tax Benefit from Interest Expense 1,543 1,505 1,467 Equals: FCF Impact 6,738 6,898 7,302 AMX Weighted Average Shares 78,504 78,504 78,504 FCF / Share 0.09 0.09 0.09 AMX FCF 100,400 109,432 117,386 AMX FCF / Share 1.28 1.39 1.50 AMX Proportionate FCF / Share 1.16 1.27 1.37 Accretion 7.4% 6.9% 6.8% Source: Company filings and Factset. Based on Research Analysts reports for TMX, adjusted and extrapolated per the guidance of AMX management, and utilizing the median of publicly available research estimates relating to AMX to calculate pro-forma financial effects of the proposed transaction. Citi has not been provided with access to internal forecasts of TMX or forecasts prepared by AMX, nor has Citi had access to TMX management.

E. TMX Share Performance and Capital Stock

TMX Stock Performance TMX Price / Volume Analysis (“L” shares) (September 2, 2010 – September 2, 2011; MXP) TMX Price / Volume Analysis (“A” shares) (September 2, 2010 – September 2, 2011; MXP) 5-Year Price Performance (September 2, 2006 – September 2, 2011; MXP) TMX L (TMX “L”) TMX A (TMX “A”) Source: Factset, as of September 2, 2011. Note: “AA” share are not shown given that they do not trade. Note: Prices reflect MXP closing prices for the respective TMX “L” shares and “A” shares.

TMX Capital Stock Description & Characteristics “L” Share Characteristics Holders of “L” shares are entitled to vote only to elect two members of the TMX Board (and corresponding alternate Directors) Shareholders have limited voting rights and are entitled to one vote per share in only the following cases: – Any merger with an entity whose principal business is different from that of TMX (when TMX is the surviving entity) – Transformation of TMX from one type of corporate entity to another – Any merger in which TMX is not the surviving entity – Cancellation of the registration of TMX’ shares in the local securities registry or in any foreign stock exchange in which they are registered – Any proposal that could adversely affect the rights of the “L” shareholders Resolutions on any of the matters as specified above must also be approved by a majority of “A” and “AA” shares voting together as a single class Subscription and acquisition rights open to all investors Each “L” share may be exchanged for one “AA” share, subject to percentage limitations and ownership restrictions by non-Mexican investors as defined in Foreign Investment Law “L” shares and “A” shares combined may not represent at any time more than 80% of total capital stock “A” Share Characteristics Shareholders entitled to one vote per share at the general stockholders’ meeting Subscription and acquisition rights open to all investors May be exchanged for one “L” share at the option of the holder, subject to percentage limitations “A” and “AA” shares combined may not represent at any time more than 51% of TMX total capital stock “A” shares may not represent at any time more than 49% of TMX’ common shares of capital stock “A” shares may not represent at any time more than 19.6% of TMX’ total capital stock “AA” Share Characteristics Shareholders entitled to one vote per share at the general stockholders’ meeting Only Mexican nationals and Mexican investors (as defined in Foreign Investment Law) may hold “AA” shares May be exchanged for one “L” share at the option of the holder, subject to percentage limitations May not represent at any time less than 20% of TMX’ total capital stock “A” and “AA” shares combined may not represent at any time more than 51% of TMX’ total capital stock “AA” shares must represent at all times at least 51% TMX’ common shares of capital stock

Market Valuation of Shares to be Tendered at Offer Price

Shares

(MXP mm, except per share price)

			Market Value				Ownership Analysis by Share Class						
							Carso Global Telecom			Minorities			
				MXP			# of Out.		As a % of	# of Out.	As a % of	Market	As a % of
Share Class	Currently Trades	Voting Rights	# of Out. Shares	Share Price	Market Value	% of Mkt Cap	Shares	Value	Shares	Shares	Shares	Value	Mkt Cap
"L" Share	✓	✗ (1)	9,814	10.50	103,045	54.4%	4,719	49,544	26.2%	5,095	51.9%	53,501	28.3%
"A" Share	✓	✓	376	10.50	3,949	2.1	94	987	0.5	282	75.0	2,963	1.6
"AA" Share (2)	✗	✓	7,840	10.50	82,316	43.5	6,000	63,000	33.3	1,840	23.5	19,316	10.2
Total			18,030	10.50	189,310	100.0%	10,812	113,531	60.0%	7,217	40.0%	75,779	40.0%

ADSs (3)

(MXP mm, except per share price)

			Market Value				Ownership Analysis by Receipt Class						
							Carso Global Telecom			Minorities			
				USD			# of Out.		As a % of	# of Out.	As a % of	Market	As a % of
ADR Class	Currently Trades	Voting Rights	# of Out. Shares	ADR Price	Market Value	% of Mkt Cap	ADRs	Value	Shares	ADRs	ADRs	Value	Mkt Cap
"L" ADR	✓	✗ (1)	491	$16.97	$8,328	54.4%	236	$4,004	26.2%	255	51.9%	$4,324	28.3%
"A" ADR	✓	✓	19	16.97	319	2.1	5	80	0.5	14	75.0	239	1.6
"AA" Share (2)	✗	✓	392	16.97	6,652	43.5	300	5,091	33.3	92	23.5	1,561	10.2
Total			901	$16.97	$15,299	100.0%	541	$9,175	60.0%	361	40.0%	$6,124	40.0%

Source: Bloomberg, Company filings, and Factset. "AA" share price assumed to be equal to the "L" share price. Number of shares outstanding as of September 2, 2011 per AMX.

(1) Limited voting rights as described on the preceding page.

(2) Not publicly traded. Share Price of "AA" shares assumed to be equal to "L" shares.

(3) There are no ADSs representing "AA" shares, but for comparison purposes, are shown in the bottom chart as the U.S. Dollar value of the shares traded in Mexico multiplied by 20 shares.

34